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                                SUPPLY AGREEMENT

         This Agreement is dated as of May 1, 1998, by and between NETsilicon, Inc., having an address at 411 Waverley Oaks Road, Waltham, MA ("NSI"), and Osicom Technologies, Inc., having an address at 2800 28th Street, Santa Monica, CA ("Osicom").

         1. Term: The term of this Agreement shall be five (5) years from the date set forth above, and may be terminated only upon the mutual consent of both parties hereto.

         2. Agreement to Supply: For as long as this Agreement or any renewal or extension thereof is in effect, Osicom shall purchase from NSI, and NSI shall sell to Osicom, the products identified on Schedule A attached hereto and as revised by mutual agreement from time to time ("NSI Products"), for resale to present and future customers of Osicom. For as long as this Agreement or any renewal or extension thereof is in effect, Osicom (or any subsidiary of Osicom) shall manufacture NSI Products on behalf of NSI as long as they as price competitive.

         3. Prices:

                    A. Osicom shall pay to NSI for all NSI Products delivered hereunder an amount equal to the price as identified on Schedule A attached hereto. The price for the NSI Product shall increase or decrease in proportion to any increase or decrease, as the case may be, in NSI's Landed Costs, as hereinafter defined, such that NSI shall maintain the same gross margin percentage for each unit, provided, however, that NSI shall not offer to sell or sell any NSI Product at a lower price or upon more favorable terms than the price and terms offered to Osicom. "Landed Costs" shall be equal to costs to NSI from their supplier.

                    B. NSI shall pay Osicom for all NSI Products manufactured by Osicom for NSI at Osicom's best price, which will be determined by the parties from time to time.

         4. Invoicing and Payment: Each party shall invoice the other for their respective products, indicating in each case a shipping date and billing date. Payment shall be due on a net cash basis thirty (30) days from the billing date.

         5. Delivery of Products: Each party will provide products in accordance with their usual and customary methods. Orders will be received in accordance with each party's usual and customary procedures for accepting orders, which procedures have been communicated to by NSI to Osicom and by Osicom to NSI and may change from time to time in either party's reasonable discretion. In the event that either party orders any products in quantities substantially greater or less than the quantities normally ordered, such order must be placed in time as will reasonably permit the supplying party to fulfill that order (if greater) or to dispose of any excess quantity of product (if lesser) which the supplying party may have obtained.

         6. Force Majeure: Each party shall not be liable for any failure to deliver products if such failure has been occasioned by the occurrence of any act of war, fire, accident, casualty, embargo, strike, civil commotion, government prohibitions or pre-emptions, failure of any supplier to supply necessary products or ingredients, labor difficulties, equipment malfunction, shortages of ingredients, fuel or energy, or any other circumstance beyond such party's control.







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         7. Miscellaneous:

         7.1 Notices given under this Agreement shall be in writing, and shall be deemed given when delivered by a recognized overnight service, or three (3) days after deposit by certified mail, return receipt requested, addressed to a party at the address given above, or to another address specified by a party.

         7.2 Each party (the "Indemnifying Party") agrees to protect, indemnify, and hold the other, its successors and assigns, harmless from and against any and all losses, liabilities, claims damages and expenses, including attorney's fees, which Indemnifying Party may hereinafter incur, suffer or be required to pay, and which arise out of Indemnifying Party's negligence or willful misconduct.

         7.3 This Agreement shall be governed by Massachusetts law. The parties consent to exclusive jurisdiction of courts sitting in Massachusetts for all disputes arising under this Agreement. Service of process is effective if served in the manner a notice may be given under this Agreement.

         7.4 Neither NSI nor Osicom shall not assign this Agreement to any other person or entity, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided, however, that Osicom may assign all or any part of this Agreement to any of its subsidiaries without the prior consent of NSI.

         7.5 This Agreement contains the entire understanding of the parties and may be changed or waived only in writing. Waiver of a breach of this Agreement shall not operate as a waiver of any other breach. This Agreement is binding upon and inures to the benefit of the parties hereto and their successors and assigns. Invalidity of any provision of this Agreement shall not affect other provisions.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

Attest:                                NET SILICON, INC.



                                       By: /s/ Cornelius Peterson
__________________________                _____________________________
                                          Cornelius Peterson, President




                                       OSICOM TECHNOLOGIES, INC.



                                       By: /s/ Christopher E. Sue
__________________________                _____________________________
                                              Christopher E. Sue,
                                              Vice-President of Finance








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                                   Schedule A
                                    Products


         PRODUCTS                                                 PRICE
         --------------------------------------------------------------

Osicom Purchases from NETsilicon

         NET+ARM chips                                        $19.00

         Novell runtime licenses                               $3.50




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